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                                  EXHIBIT 11


                            GRAPHIC INDUSTRIES, INC.
                       COMPUTATION OF EARNINGS PER SHARE


                                        THREE MONTHS ENDED APRIL 30,
                                        ----------------------------

                                              1997         1996
                                           -----------  -----------

Net income (loss)                          $ 3,953,064  $(2,409,049)

Add interest on 7% convertible
 subordinated debentures(2)                    205,307      218,264
                                           -----------  -----------

    TOTAL                                  $ 4,158,371  $(2,190,785)
                                           ===========  ===========

Shares (1)
 Primary
  Weighted average shares
   outstanding                              11,792,343   11,545,409
 Fully Diluted
  Add common shares applicable
   to assumed conversion of 7%
   convertible subordinated
   debentures                                1,203,262    1,279,200
                                           -----------  -----------
  Weighted average shares
   outstanding, as adjusted                 12,995,605   12,824,609
                                           ===========  ===========

Primary earnings (loss) per share          $       .34  $      (.21)
                                           ===========  ===========

Fully diluted earnings (loss) per share    $       .32  $      (.21)(3)
                                           ===========  ===========


(1) No significant dilutive common stock equivalents were outstanding in any year.
(2)  Net of income tax effect.
(3) Fully diluted earnings per share, as computed, were not dilutive and therefore, equal primary earnings per share.